Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2018 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) February 12, 2019 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2018.

Fourth Quarter Fiscal 2018 Highlights

•	Total case volume decreased 0.8%; independent restaurant case volume increased 3.9%

•	Net sales increased 0.8% to $6.0 billion

•	Gross profit of $1.1 billion increased 1.6%

•	Income before income taxes decreased $5 million to $132 million

•	Net income decreased $156 million to $100 million

•	Adjusted EBITDA increased 2.4% to $297 million

•	Diluted EPS of $0.46; Adjusted Diluted EPS of $0.56

Fiscal Year 2018 Highlights

•	Total case volume decreased 1.2%; independent restaurant case volume increased 3.8%

•	Net sales increased 0.1% to $24.2 billion

•	Gross profit of $4.3 billion increased 2.1%

•	Income before income taxes increased $92 million to $496 million

•	Net income decreased $37 million to $407 million

•	Adjusted EBITDA increased 4.3% to $1,103 million

•	Diluted EPS of $1.87; Adjusted Diluted EPS of $2.03

CEO Perspective
“We made significant progress in 2018 as we implemented our key strategic initiatives which position us well for future growth,” said Chairman and CEO Pietro Satriano. “As part of our actions to drive profitability, we expanded sales of our private brands, implemented operational improvements in our merchandising and supply chain functions, and maintained strong cost discipline throughout the organization. Our differentiated product innovation, e-commerce and team-based selling strategies continue to give us a competitive advantage and contributed to us exiting the year with independent restaurant case growth exceeding our 4% exit rate target. We are confident in our ability to deliver improved growth and operating profitability in 2019."

Fourth Quarter Fiscal 2018 Results
Total case volume decreased 0.8% from the prior year while independent restaurant case volume increased 3.9%, all on an organic basis. Since all previously closed acquisitions are now included in total case volume, there was no difference between total and organic case volumes in the quarter. The decrease in total case volume was primarily driven by the previously discussed exits of select chain customers.

Net sales of $6.0 billion for the quarter increased 0.8% from the prior year, primarily due to year-over-year inflation in beef and grocery items and favorable product mix changes that were partially offset by the decrease in case volume.

Gross profit of $1.1 billion increased $17 million, or 1.6%, from the prior year, primarily driven by margin expansion initiatives that were partially offset by the decrease in case volume. Gross profit as a percentage of Net sales was 18.1%. Adjusted Gross profit was $1.1 billion, a 1.7% increase from the prior year, primarily driven by margin expansion initiatives that were partially offset by the decrease in case volume. Adjusted Gross profit as a percentage of Net sales was 18.1%.

Operating expenses were $922 million, an increase of 4.9% from the prior year. The increase was primarily driven by higher wage, fuel and acquisition-related costs that were partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses for the quarter were $800 million, a 1.9% increase from the prior year, primarily driven by higher wage and fuel costs that were partially offset by the positive impact of expense control initiatives.

Income before income taxes was $132 million, a $5 million decrease from the prior year.

Net income was $100 million, down $156 million from $256 million in the prior year. Fourth quarter fiscal 2017 benefited from the changes in the U.S. federal income tax code that resulted in a net tax benefit of $119 million for that quarter compared to a tax expense of $32 million for fourth quarter fiscal 2018. Adjusted EBITDA of $297 million increased $7 million, or 2.4%, compared to the prior year. Diluted EPS was $0.46 and Adjusted Diluted EPS was $0.56.

Fiscal Year 2018 Results
Total case volume decreased 1.2% from the prior year, with organic case volume declining 1.6%. Independent restaurant case volume increased 3.8%, including 3.1% organic growth. The decrease in total case volume was driven primarily by the previously discussed exits of select chain customers. Sales from acquisitions made in 2017 increased Net sales by approximately 0.4%.

Net sales of $24.2 billion increased 0.1% from the prior year, primarily due to year-over-year inflation in beef and grocery items and the impact of acquisitions made in 2017 that were partially offset by the decrease in case volume.

Gross profit of $4.3 billion increased $88 million, or 2.1%, from the prior year, primarily driven by margin expansion initiatives and a reduction in our year-over-year last-in, first-out (LIFO) expense that were partially offset by the decrease in case volume. Gross profit as a percentage of Net sales was 17.8%. Adjusted Gross profit was $4.3 billion, a 1.7% increase from the prior year, primarily driven by margin expansion initiatives and the impact of acquisitions made in 2017 that were partially offset by the decrease in case volume. Adjusted Gross profit as a percentage of Net sales was 17.8%.

Operating expenses were $3.6 billion, an increase of 0.5% from the prior year. The increase was primarily driven by higher wage, fuel and acquisition-related costs that were partially offset by lower amortization expense resulting from the full amortization of an intangible asset and the positive impact of expense control initiatives. Adjusted Operating expenses were $3.2 billion, a 1.1% increase from the prior year, primarily driven by higher wage and fuel costs that were partially offset by the positive impact of expense control initiatives.

Income before income taxes was $496 million, a $92 million increase from the prior year.

Net income for fiscal year 2018 was $407 million, down $37 million from $444 million in the prior year primarily as a result of the Gross profit, Operating expense and income tax factors discussed above. Adjusted EBITDA of $1,103 million increased $45 million, or 4.3% compared to the prior year. Diluted EPS was $1.87 and Adjusted Diluted EPS was $2.03.

Cash Flow and Capital Transactions
Net cash provided by operating activities for fiscal year 2018 was $609 million, net of a combined $102 million of increased cash income taxes and an incremental, voluntary pension plan contribution. In fiscal year 2017, the company paid $11 million of cash income taxes compared to $78 million in fiscal year 2018. Primarily as a result of working capital investments to build safety stock, the increase in cash income taxes and the incremental, voluntary pension plan contribution, Net cash provided by operating activities decreased $140 million from the prior year. Cash capital expenditures for fiscal year 2018 totaled $235 million, an increase of $14 million from the prior year, primarily due to an increase in capital spending for buildings and equipment.

Net Debt at the end of fiscal year 2018 was $3.4 billion, a decrease of $286 million versus the end of fiscal year 2017. The ratio of Net Debt to Adjusted EBITDA was 3.0x at the end of fiscal year 2018, down from 3.4x at the end of fiscal year 2017.

Outlook for Fiscal Year 2019
For fiscal year 2019, the company expects total case volume growth of 1-2%, Adjusted EBITDA growth of at least 5% and Adjusted Diluted EPS of $2.15-$2.25. The company also expects cash capital expenditures of $260-$270 million, while fleet capital leases are expected to be approximately $75 million. Interest expense is expected to be $170-$175 million, Depreciation and amortization expenses are expected to be $340-$350 million and our adjusted effective income tax rate is expected to be 25-26%.

Conference Call and Webcast Information
US Foods' fourth quarter and full fiscal year 2018 earnings call will be broadcast live via the internet on February 12, 2019 at 9:00 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 2676279.

The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at
https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $24 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; customer retention and changes in our relationships with group purchasing organizations; our ability to achieve increased sales to independent restaurants; successful consummation and integration of acquisitions; realization of the expected benefits from our cost savings initiatives; fuel shortages or volatility in fuel costs; industry and general economic factors affecting consumer confidence and buying habits; changes in consumer eating habits and preferences; our reputation in the industry; labor relations and costs; workforce attraction and retention; pricing and cost structures; tax law and regulation changes; environmental, occupational health and safety, and food safety and other governmental regulation compliance; product liability claims; litigation risk; technology disruptions and our ability to implement new technologies; cybersecurity incidents; management of retirement benefits and pension liabilities; business disruptions caused by extreme weather conditions and other catastrophic events; adequate protection of our brand/trade names; risks associated with intellectual property, including potential infringement; our level of indebtedness and restrictions placed upon us under our debt agreements; and potential interest rate increases.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, which was filed with the Securities and Exchange Commission on February 27, 2018. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.
We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring charges and Tangible asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) pension settlements; (5) Business transformation costs; and (6) other includes gains, losses or charges as specified in the agreements governing our indebtedness.
We use Net Debt to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.
We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and charges, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted

EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.
Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under our debt agreements. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.
We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal year 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions) *	December 29, 2018	December 30, 2017

ASSETS
Current assets
Cash and cash equivalents	$104	$119
Accounts receivable, less allowances of $29 and $26	1,347	1,302
Vendor receivables, less allowances of $3	106	97
Inventories—net	1,279	1,208
Prepaid expenses	106	80
Assets held for sale	7	5
Other current assets	30	8
Total current assets	2,979	2,819
Property and equipment—net	1,842	1,801
Goodwill	3,967	3,967
Other intangibles—net	324	364
Deferred tax assets	7	21
Other assets	67	65
Total assets	$9,186	$9,037

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$157	$154
Accounts payable	1,359	1,289
Accrued expenses and other current liabilities	454	451
Current portion of long-term debt	106	109
Total current liabilities	2,076	2,003
Long term debt	3,351	3,648
Deferred tax liabilities	298	263
Other long-term liabilities	232	372
Total liabilities	5,957	6,286
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,780	2,720
Retained earnings	531	124
Accumulated other comprehensive loss	(84)	(95)
Total shareholders’ equity	3,229	2,751
Total liabilities and shareholders' equity	$9,186	$9,037

(*) Prior year amounts may be rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
($ in millions, except share and per share data) *	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$6,041	$5,996	$24,175	$24,147
Cost of goods sold	4,949	4,921	19,869	19,929
Gross profit	1,092	1,075	4,306	4,218
Distribution, selling and administrative costs	921	883	3,647	3,631
Restructuring charges (benefit)	1	(4)	1	(1)
Total operating expenses	922	879	3,648	3,630
Operating income	170	196	658	588
Other (income) expense—net	(4)	15	(13)	14
Interest expense—net	42	44	175	170
Income before income taxes	132	137	496	404
Income tax provision (benefit)	32	(119)	89	(40)
Net income	$100	$256	$407	$444
Net income per share
Basic	$0.46	$1.16	$1.88	$2.00
Diluted	$0.46	$1.15	$1.87	$1.97
Weighted-average common shares outstanding
Basic	216,916,869	221,606,591	216,112,021	222,383,038
Diluted	218,212,582	223,678,006	217,825,545	225,663,785

(*) Prior year amounts may be rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	52-Weeks Ended
($ in millions) *	December 29, 2018	December 30, 2017
Cash Flows From Operating Activities:
Net income	$407	$444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	340	378
Gain on disposal of property and equipment—net	(1)	(4)
Tangible asset impairment charges	1	2
Amortization and write-off of deferred financing costs	7	6
Deferred tax provision (benefit)	45	(123)
Share-based compensation expense	28	21
Provision for doubtful accounts	17	18
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(71)	(67)
(Increase) decrease in inventories	(72)	40
Increase in prepaid expenses and other assets	(45)	(24)
Increase in accounts payable and cash overdraft liability	79	17
(Decrease) increase in accrued expenses and other liabilities	(126)	41
Net cash provided by operating activities	609	749
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	—	(182)
Proceeds from sales of property and equipment	3	25
Purchases of property and equipment	(235)	(221)
Proceeds from redemption of industrial revenue bonds	—	22
Net cash used in investing activities	(232)	(356)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	4,178	2,550
Principal payments on debt and capital leases	(4,595)	(2,651)
Redemption of industrial revenue bonds	—	(22)
Payment for debt financing costs and fees	(1)	(1)
Contingent consideration paid for business acquisitions	(5)	(6)
Proceeds from employee share purchase plan	19	16
Proceeds from exercise of stock options	19	18
Tax withholding payments for net share-settled equity awards	(6)	(28)
Common stock repurchased	—	(280)
Common stock and share-based awards settled	—	(1)
Net cash used in financing activities	(391)	(405)
Net decrease in cash and cash equivalents	(14)	(12)
Cash, cash equivalents and restricted cash—beginning of period (1)	119	131
Cash, cash equivalents and restricted cash—end of period(1)	$105	$119
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$160	$158
Income taxes paid—net	78	11
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	28	31
Capital lease additions	101	91
Cashless exercise of equity awards	2	30
Contingent consideration payable for business acquisitions	—	4
(*) Prior year amounts may be rounded to conform with the current year presentation.
(1) Includes restricted cash due to retrospective adoption of a new accounting standard at the beginning of fiscal year 2018. Restricted cash was immaterial in all periods presented.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13-Weeks Ended
($ in millions, except share and per share data) *	December 29, 2018	December 30, 2017	Change	%
Net income (GAAP)	$100	$256	$(156)	(60.9)%
Interest expense—net	42	44	(2)	(4.5)%
Income tax provision (benefit)	32	(119)	151	(126.9)%
Depreciation and amortization expense	90	84	6	7.1%
EBITDA (Non-GAAP)	264	265	(1)	(0.4)%
Adjustments:
Restructuring charges (benefit) (1)	1	(4)	5	(125.0)%
Share-based compensation expense (2)	8	6	2	33.3%
LIFO reserve change (3)	1	—	1	NM
Pension settlements (4)	—	15	(15)	(100.0)%
Business transformation costs (5)	4	7	(3)	(42.9)%
Other (6)	19	1	18	1,800.0%
Adjusted EBITDA (Non-GAAP)	297	290	7	2.4%
Depreciation and amortization expense	(90)	(84)	(6)	7.1%
Interest expense—net	(42)	(44)	2	(4.5)%
Income tax provision, as adjusted (7)	(42)	(64)	22	(34.4)%
Adjusted Net income (Non-GAAP)	$123	$98	$25	25.5%

Diluted EPS (GAAP)	$0.46	$1.15	$(0.69)	(60.0)%
Restructuring charges (1)	—	(0.02)	0.02	(100.0)%
Share-based compensation expense (2)	0.04	0.03	0.01	33.3%
LIFO reserve change (3)	—	—	—	NM
Pension settlements (4)	—	0.07	(0.07)	(100.0)%
Business transformation costs (5)	0.02	0.03	(0.01)	(33.3)%
Other (6)	0.09	—	0.09	NM
Income tax impact of adjustments (7)	(0.05)	(0.82)	0.77	(93.9)%
Adjusted Diluted EPS (Non-GAAP)	$0.56	$0.44	$0.12	27.3%

Weighted-average diluted shares outstanding (GAAP)	218,212,582	223,678,006

Gross profit (GAAP)	$1,092	$1,075	$17	1.6%
LIFO reserve change (3)	1	—	1	NM
Adjusted Gross profit (Non-GAAP)	$1,093	$1,075	$18	1.7%

Operating expenses (GAAP)	$922	$879	$43	4.9%
Depreciation and amortization expense	(90)	(84)	(6)	7.1%
Restructuring charges (1)	(1)	4	(5)	(125.0)%
Share-based compensation expense (2)	(8)	(6)	(2)	33.3%
Business transformation costs (5)	(4)	(7)	3	(42.9)%
Other (6)	(19)	(1)	(18)	1,800.0%
Adjusted Operating expenses (Non-GAAP)	$800	$785	$15	1.9%
(*) Prior year amounts may be rounded to conform with the current year presentation.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for expected vesting of stock awards and share purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists of settlement charges resulting from lump-sum payments to retirees and former employees participating in a Company sponsored pension plan.

(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(6)	Other includes gains, losses or charges as specified in the agreements governing our indebtedness. The 2018 balance primarily consists of acquisition related costs.

(7)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	52-Weeks Ended
($ in millions, except share and per share data) *	December 29, 2018	December 30, 2017	Change	%
Net income (GAAP)	$407	$444	$(37)	(8.3)%
Interest expense—net	175	170	5	2.9%
Income tax provision (benefit)	89	(40)	129	(322.5)%
Depreciation and amortization expense	340	378	(38)	(10.1)%
EBITDA (Non-GAAP)	1,011	952	59	6.2%
Adjustments:
Restructuring charges (benefit) (1)	1	(1)	2	(200.0)%
Share-based compensation expense (2)	28	21	7	33.3%
LIFO reserve change (3)	—	14	(14)	(100.0)%
Pension settlements (4)	—	18	(18)	(100.0)%
Business transformation costs (5)	22	40	(18)	(45.0)%
Other (6)	41	14	27	192.9%
Adjusted EBITDA (Non-GAAP)	1,103	1,058	45	4.3%
Depreciation and amortization expense	(340)	(378)	38	(10.1)%
Interest expense—net	(175)	(170)	(5)	2.9%
Income tax provision, as adjusted (7)	(146)	(198)	52	(26.3)%
Adjusted Net income (Non-GAAP)	$442	$312	$130	41.7%

Diluted EPS (GAAP)	$1.87	$1.97	$(0.10)	(5.1)%
Restructuring charges (1)	—	—	—	NM
Share-based compensation expense (2)	0.13	0.09	0.04	44.4%
LIFO reserve change (3)	—	0.06	(0.06)	(100.0)%
Pension settlements (4)	—	0.08	(0.08)	(100.0)%
Business transformation costs (5)	0.10	0.18	(0.08)	(44.4)%
Other (6)	0.19	0.06	0.13	216.7%
Income tax impact of adjustments (7)	(0.26)	(1.06)	0.80	(75.5)%
Adjusted Diluted EPS (Non-GAAP)	$2.03	$1.38	$0.65	47.1%

Weighted-average diluted shares outstanding (GAAP)	217,825,545	225,663,785

Gross profit (GAAP)	$4,306	$4,218	$88	2.1%
LIFO reserve change (3)	—	14	(14)	(100.0)%
Impact from hurricanes (8)	—	2	(2)	(100.0)%
Adjusted Gross profit (Non-GAAP)	$4,306	$4,234	$72	1.7%

Operating expenses (GAAP)	$3,648	$3,630	$18	0.5%
Depreciation and amortization expense	(340)	(378)	38	(10.1)%
Restructuring charges (1)	(1)	1	(2)	(200.0)%
Share-based compensation expense (2)	(28)	(21)	(7)	33.3%
Business transformation costs (5)	(22)	(40)	18	(45.0)%
Other (6)	(41)	(12)	(29)	241.7%
Adjusted Operating expenses (Non-GAAP)	$3,216	$3,180	$36	1.1%
(*) Prior year amounts may be rounded to conform with the current year presentation.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for expected vesting of stock awards and share purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists of settlement charges resulting from lump-sum payments to retirees and former employees participating in a Company sponsored pension plan.

(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(6)	Other includes gains, losses or charges as specified in the agreements governing our indebtedness. The 2018 balance primarily consists of acquisition related costs.

(7)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

(8)	Impact from hurricanes in 2017 consists of costs recognized in cost of sales for inventory losses and product donations that we made for hurricane relief.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios) *	December 29, 2018	December 30, 2017
Total Debt (GAAP)	$3,457	$3,757
Cash, cash equivalents and restricted cash	(105)	(119)
Net Debt (Non-GAAP)	$3,352	$3,638
Adjusted EBITDA (1)	$1,103	$1,058
Net Leverage Ratio (2)	3.0	3.4

(*) Prior year amounts may be rounded to conform with the current year presentation.
(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA